Issuer Free Writing Prospectus Registration Statement No. 333-162195 Filed pursuant to Rule 433 Dated January 31, 2011

COMMODITY

DYY | PowerShares DB **Commodity Double Long** ETN
DPU | PowerShares DB **Commodity Long** ETN
DDP | PowerShares DB **Commodity Short** ETN
DEE | PowerShares DB **Commodity Double Short** ETN

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY), PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the "PowerShares DB Commodity ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index™. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index. The Short and Double Short ETNs are based on the standard version of the Index. Each index is intended to track the long or short performance of the underlying futures contracts relating to six commodities: wheat, corn, light sweet crude oil, heating oil, gold and aluminum.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet   Prospectus

Financial Details

	DYY	DPU	DDP	DEE
Last Update	11/5/2010 10:30 AM EST	11/5/2010 12:00 AM EST	11/5/2010 12:00 AM EST	11/5/2010 10:02 AM EST
Price	9.32	17.25	33.84	38.23
Indicative Intra-day Value	9.31	17.19	33.88	38.20
Last End of Day RP Value	10.3866	18.204	32.4961	34.952
Last Date for End of Day Value	1/28/2011	1/28/2011	1/28/2011	1/28/2011

ETN History[1] (Growth of $10,000 since April 30, 2008)

DYY (Double Long) $2,990.63
DPU (Long) $6,164.64
DDP (Short) $15,129.75
DEE (Double Short) $19,045.45
$40k
$36k
$32k
$28k
$24k
$20k
$16k
$12k
$8k
$4k
$0k
2008
2009
2010

PowerShares DB Commodity ETN & Index Data

Ticker Symbols

Commodity Double Long	DYY
Commodity Long	DPU
Commodity Short	DDP
Commodity Double Short	DEE

Intraday Indicative Value Symbols

Commodity Double Long	DYYIV
Commodity Long	DPUIV
Commodity Short	DDPIV
Commodity Double Short	DEEIV

CUSIP Symbols

Commodity Double Long	25154H475
Commodity Long	25154H459
Commodity Short	25154H467
Commodity Double Short	25154H483

Details

ETN price at listing	$25.00
Inception date	4/28/08
Maturity date	4/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol:	
DB Liquid Commodity Index-Optimum Yield™	DBLCOYER
DB Liquid Commodity Index™	DBLCMACL

Issuer

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Commodities

Benefits

ETN Performance & Index History (%)[1]

As of 9/30/2010	1 Year	3 Year	5 Year	10 Year	Inception
ETN Performance					
Commodity Double Long	18.92	-	-	-	-35.90
Commodity Long	11.23	-	-	-	-15.94
Commodity Short	-15.23	-	-	-	15.83
Commodity Double Short	-30.87	-	-	-	24.53
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield	11.94	-8.51	-	-	-16.49
Deutsche Bank Liquid Commodity Index	12.08	-25.54	-12.84	-	-21.97
Comparative Indexes[2]					
S&P 500 Index	10.16	-7.16	0.64	-	-5.64
Barclays Capital U.S. Aggregate Bond Index	8.16	7.42	6.20	-	7.21

Long Index Weights

As of 1/28/2011

Commodity	Contract Expiry Date	Weight (%)
Aluminium	9/21/2011	12.02
Corn	12/14/2011	11.12
Gold	8/29/2011	9.03
Heating Oil	5/31/2011	21.04
Light Crude	6/21/2011	35.27
Wheat	7/14/2011	11.51

Short Index Weights

As of 1/28/2011

Commodity	Contract Expiry Date	Weight (%)
Aluminium	12/21/2011	12.09
Corn	12/14/2011	11.25
Gold	12/28/2011	9.30
Heating Oil	2/28/2011	21.49
Light Crude	2/22/2011	33.97
Wheat	12/14/2011	11.88

Source: Invesco PowerShares, Bloomberg L.P.

[1]ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index (DBLCI) is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. ETN Performance is based

o Leveraged and short notes
o Relatively low cost
o Intraday access
o Listed
o Transparent
o Tax treatment(3)

on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity
ETNs, less the investor fee. The Long and Double Long ETNs are based on the
Deutsche Bank Liquid Commodity Index -- Optimum Yield[], and the Short and
Double Short Commodity ETNs are based on the standard version of the Deutsche
Bank Liquid Commodity Index (the "Commodity Indexes"). The T-Bill Index is
intended to approximate the returns from investing in 3-month United States
Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2)The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index[] is an
unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch that are linked to the Index. The PowerShares DB
Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Commodity ETNs is not equivalent to a direct investment in the
Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity
ETNs. Sales in the secondary market may result in losses. An investment in the
PowerShares DB Commodity ETNs may not be suitable for all investors.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity Double
Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

The PowerShares DB Commodity ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier

repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNs are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.